Exhibit 99.1

News Release

Contact:

Juan José Orellana

Investor Relations

(562) 435-3666

MOLINA HEALTHCARE ANNOUNCES COMMON STOCK OFFERING

Long Beach, California (June 1, 2015) – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that it has commenced an underwritten public offering of 5,000,000 shares of its common stock. In connection with the offering, the Company intends to grant the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock. The Company’s common stock is listed on the New York Stock Exchange under the symbol “MOH.” The offering is being conducted pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2015.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include the repayment of indebtedness, funding for acquisitions such as our recently announced expansion in the State of Michigan, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states.

UBS Securities LLC, BofA Merrill Lynch and Wells Fargo Securities, LLC are acting as lead book-running managers for the offering. SunTrust Robinson Humphrey, Inc. is acting as a joint book-running manager of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made by means of a prospectus and the related preliminary prospectus supplement only. Before investing, investors should read the prospectus in the registration statement, the related prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. Copies of the prospectus and the related preliminary prospectus supplement can be obtained from UBS Securities LLC, Attn: Prospectus Dept., 1285 Avenue of the Americas, New York, NY 10019, tel.: (888) 827-7275; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or via email at dg.prospectus_requests@baml.com; Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY, 10152, via telephone at 800-326-5897 or email at cmclientsupport@wellsfargo.com. A preliminary prospectus supplement related to the offering will also be available free of charge on the SEC’s website at http://www.sec.gov.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation, Molina currently serves over 3 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most.

Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements” that are subject to risks and uncertainties that may cause actual results to differ materially. A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended

December 31, 2014, in its quarterly report on Form 10-Q for the quarter ended March 31, 2015, in its Form 8-K current reports, and in its other reports and filings with the SEC. These reports can be accessed on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release any revisions to any forward-looking statements.

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